Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Cemtrex, Inc.

Farmingdale, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-3 (No. 333-224379) of Cemtrex, Inc. of our report dated December 29, 2017, relating to the consolidated financial statements of Vicon Industries, Inc. as of and for the years ended September 30, 2017 and 2016 appearing in the Vicon’s Annual Report on Form 10-K for the year ended September 30, 2017. Our report contains an explanatory paragraph regarding Vicon’s ability to continue as a going concern.

We hereby consent to the reference to our Firm under the caption “Experts” in the Registration Statement on Amendment No. 2 to Form S-3.

/s/ BDO USA, LLP

Melville, New York

September 25, 2018